EXHIBIT 1.2
FORM OF ADDENDUM TO SELECTED DEALER AGREEMENT
     Effective as of the ___day of ___, 2006, United Development Funding III, L.P. (the “Partnership”), a Delaware limited partnership, and IMS Securities, Inc. (“IMS Securities”), a Texas corporation, hereby enter into this Addendum (this “Addendum”) to the Selected Dealer Agreement entered into by and between the parties hereto effective as of the ___day of ___, 2006 (the “Selected Dealer Agreement”), on the terms and conditions, and for the mutual consideration, hereinafter set forth.
1.	The Partnership intends to engage wholesalers (the “Wholesalers”) to provide wholesaling services in connection with the Partnership’s public offering of securities (the “Offering”) pursuant to the Partnership’s Registration Statement on Form S-11 (the “Registration Statement”). The Partnership will direct all such Wholesalers to associate with IMS Securities. IMS Securities agrees to hold the registrations of such Wholesalers in accordance with IMS Securities’ standard procedures. IMS Securities has the right, in its sole and reasonable discretion, to refuse to hold, or to cease holding, the registration of any Wholesaler referred to it by the Partnership.

2.	IMS Securities agrees to oversee the activities and accounts of all Wholesalers associated with it, in accordance with the rules and regulations promulgated by the Securities and Exchange Commission and the various self-regulatory associations that govern IMS Securities’ operations.

3.	In connection with wholesaling services provided by IMS Securities and the Wholesalers, the Partnership shall pay IMS Securities wholesaling fees in an amount up to 1.2% of the gross proceeds to the Partnership from the sales of the Partnership’s securities that result from the efforts of such Wholesalers; provided, however, that up to 1.0% of such wholesaling fees shall be reallowed to the Wholesalers at the direction of the Partnership, and 0.2% of such wholesaling fees shall be retained by IMS Securities in consideration of its services provided to the Partnership. The parties hereby agree that the amount of such wholesaling fees paid by the Partnership to IMS Securities will be waived in connection with sales to institutions or sales of units to affiliates of the Partnership where no commission is paid, or in any other event as may be mutually agreed upon by the parties hereto.

4.	IMS Securities hereby agrees to sponsor the Partnership in respect of all sales and marketing literature to be submitted to the National Association of Securities Dealers, Inc. (the “NASD”) with respect to the Offering.

5.	Any party may terminate this Addendum by written notice, which may be transmitted by facsimile or e-mail. Such termination shall be effective five days after the mailing of such notice. Any rights and obligations regarding indemnification of the parties provided by the terms of the Selected Dealer Agreement shall survive such termination of this Addendum.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, effective as of the date first above written, each of the parties hereto has caused this Addendum to be executed on its behalf by its duly authorized agent.

UNITED DEVELOPMENT FUNDING III, L.P.
By:	UMTH Land Development, L.P.
Its General Partner

	By:	UMT Services, Inc.
Its General Partner

By:
Name:
Title:

IMS SECURITIES, INC.
By:
Name:
Title:

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